UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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The ExOne Company

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EXPLANATORY NOTE

The following letter will be sent by The ExOne Company to certain institutional holders of its Common Stock beginning on April 30, 2014 responding to recommendations by Institutional Shareholder Services (“ISS”).

RE: ExOne Responds to ISS Withhold Vote Recommendation on Audit Committee Directors

Dear Stockholder:

ISS has recommended withhold votes on our Audit Committee members at our Annual Meeting to be held on May 5, 2014. We believe ISS’ recommendations are incorrect and respectfully request that you vote for Mr. Sellier, Dr. Kilmer and Ms. Wachtel for the following reasons:

1. The Company is an Emerging Growth Company, Which Recently Went Public, and the Material Weaknesses In Internal Controls Predate the Audit Committee Members, Who Only Last Year Became Directors.

•	The Company is an Emerging Growth Company.

•	The Company went public last year, with its IPO in February 2013.

•	The material weaknesses in internal controls were identified as part of the public offering process.

•	None of the members of the Audit Committee were directors until the closing of the IPO.

•	The Audit Committee members were elected as directors and have served on the Audit Committee for just over one year.

2. The Audit Committee Members Have Promptly Addressed the Material Weaknesses.1

•	During 2013, ExOne identified an Enterprise Resource Planning (“ERP”) system as the primary solution to the material weaknesses, and our ERP implementation currently is underway.

•	Following our IPO, ExOne established an ERP Committee and engaged a consultant to assist in identifying and analyzing ERP providers.

•	The consultant and the ERP Committee evaluated ExOne’s specific needs through a global process during the remainder of 2013.

•	In March 2014, ExOne and ExOne GmbH entered into an agreement with proALPHA Consulting GmbH to deploy an ERP system for ExOne and its subsidiaries in order to promote operational efficiency and financial controls on a global basis.

•	Although, due to the complexity of this process, we currently do not expect the ERP system to be fully operational and remediate material weaknesses for the fiscal year ending December 31, 2014, we are well underway in implementing the primary solution to the identified weaknesses.

•	The Audit Committee’s actions during 2013 and beyond demonstrate a devotion to resolving the material weaknesses as expediently as possible.

[1]	The material weaknesses identified in our Form 10-K relate to reporting process and controls, information technology systems, and consolidation of the financial review process and controls.

•	The Audit Committee met eight times during 2013, with the ERP implementation as a standing agenda item.

•	ERP implementation is a separate, standing agenda item for Audit Committee meetings in 2014 and beyond.

•	Apart from pursuing the primary solution, under the Audit Committee’s direction, ExOne took interim measures to shore up internal controls by adding substantial talent to our accounting department.

•	Following our February 2013 IPO, we hired a new Director of Internal Controls, who later was promoted to the role of Chief Accounting Officer.

•	In 2013, we also hired a new accounting assistant to work directly with ExOne GmbH, our most significant subsidiary.

•	On January 1, 2014, we hired our current Chief Financial Officer, Brian W. Smith, who as a former PricewaterhouseCoopers partner, brings over thirty years of accounting expertise to ExOne.

•	Since then, we have hired three additional financial reporting personnel, including a Director of Internal Audit and Controls, Director of Information Systems and Reporting, and a Senior Accountant.

•	ExOne continues to evaluate (and plans to hire) additional financial reporting personnel and other key personnel in 2014.

3. ExOne Named Lloyd Semple as Lead Independent Director in 2013. Mr. Semple Provides Strong Leadership to the Board Overall.

4. Our Audit Committee Members are Highly Qualified Independent Directors Who Deserve to be Re-Elected.

•	Mr. Sellier, our Audit Committee Financial Expert and Audit Committee Chair, has significant financial expertise as evidenced by his prior positions as Chief Financial Officer and Treasurer of Argon ST, Inc., a publicly-traded company; Mr. Sellier co-founded Argon’s predecessor company.

•	As Executive Vice President and Chief Technology Officer of Alcoa, Inc., Dr. Kilmer possesses a great deal of expertise with technical, operational, commercial and strategic matters, making him the ideal director to assist with the ERP implementation process.

•	Ms. Wachtel’s breadth and depth of governance and regulatory experience is extensive; she has served as director for more than a dozen public and private companies, is a certified financial analyst and attorney, and currently is a principal of Wachtel & Co., a Washington, D.C.-based investment firm.

The Board of Directors strongly endorses the re-election of all of our directors, including Mr. Sellier, Dr. Kilmer and Ms. Wachtel.

Sincerely,

/s/ JoEllen Lyons Dillon
JoEllen Lyons Dillon
Chief Legal Officer and Corporate Secretary
The ExOne Company